Exhibit (a)(1)(J)

FORM OF EMAIL TO ELIGIBLE HOLDERS

CONFIRMING ACCEPTANCE OF ELIGIBLE OPTION(S)

From: AWARE, INC.

Re:	Confirmation of Acceptance of Eligible Options

Thank you for your submission of the Election Form pursuant to the Offer to Exchange Certain Outstanding Options for New Options Under Aware’s 2023 Equity and Incentive Plan, dated January 19, 2024 (the “Offer Documents”). With this letter, we confirm that Aware, Inc. has accepted the Eligible Option(s) listed on your Election Form for exchange in the Offer to Exchange. Subject to the terms and conditions of the Offer to Exchange, as described in the Offer Documents, your Eligible Option(s) will be cancelled and New Option(s) will be granted to you. You will receive an option agreement no later than the second business day following the completion date of the Offer to Exchange. If you have any questions, please contact Lindsey Savarino, the Company’s Senior Director, Human Resources.

Capitalized terms used but not otherwise defined herein shall have the meanings set forth in the Offer Documents.